UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2018 (April 13, 2018)

FEDERATED INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

Federated Investors Tower
Pittsburgh, Pennsylvania 15222-3779
(Address of principal executive offices, including zip code)

(412) 288-1900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 8.01 OTHER EVENTS

On April 13, 2018, Federated Investors, Inc. (Federated) entered into a foreign currency forward transaction with Citi Bank, N.A. under an existing International Swaps and Derivatives Association, Inc. Master Agreement dated June 9, 2010 (Existing ISDA). The Existing ISDA contains customary payment terms, conditions and other terms. Federated entered into the foreign currency forward transaction for the purpose of hedging the foreign exchange currency risk associated with the obligation for its wholly owned subsidiary, Federated Holdings (UK) II Limited (Buyer), to pay in U.K. pounds sterling the cash consideration for the acquisition from BT Pension Scheme (BTPS) of a 60% majority interest in Hermes Fund Managers Limited pursuant to that certain Share Sale Agreement, dated April 12, 2018, among Federated, BT Pension Scheme Trustees Limited, as trustee for and on behalf of BTPS, Buyer and Federated (Hermes Acquisition).

Under this forward transaction, Federated is committed to purchase £250 million at an all-in forward rate of 1.43192 (which is comprised of a spot rate of 1.42522 plus forward points of 0.0067) for settlement on August 1, 2018 in the amount of $358.0 million. The £250 million includes the announced purchase price of £246 million and an estimate of £4 million to compensate BTPS for its share of Hermes’ excess regulatory balance sheet capital at closing. Federated may adjust the actual date of settlement of this forward transaction so that it coincides with the final closing date of the Hermes Acquisition. In the event the settlement date is other than August 1, 2018, the final amount paid by Federated could be different (i.e., either higher or lower), due to a change in the forward points.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Date:	April 18, 2018	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer